Exhibit 10.4

HLSS SERVICER ADVANCE RECEIVABLES TRUST II

as Issuer

and

DEUTSCHE BANK NATIONAL TRUST COMPANY

as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary

and

HLSS HOLDINGS, LLC,

as Administrator and as Servicer (on and after the MSR Transfer Date)

and

OCWEN LOAN SERVICING, LLC,

as a Subservicer and as Servicer (prior to the MSR Transfer Date)

and

BARCLAYS BANK PLC,

as Administrative Agent

SERIES 2013-VF1

INDENTURE SUPPLEMENT

Dated as of July 1, 2013

to

INDENTURE

Dated as of July 1, 2013

HLSS SERVICER ADVANCE RECEIVABLES TRUST II

ADVANCE RECEIVABLES BACKED NOTES,

SERIES 2013-VF1

- i -

THIS SERIES 2013-VF1 INDENTURE SUPPLEMENT (this “Indenture Supplement”), dated as of July 1, 2013, is made by and among HLSS SERVICER ADVANCE RECEIVABLES TRUST II, a statutory trust organized under the laws of the State of Delaware (the “Issuer”), DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the “Indenture Trustee”), as calculation agent (the “Calculation Agent”), as paying agent (the “Paying Agent”) and as securities intermediary (the “Securities Intermediary”), HLSS HOLDINGS, LLC, a Delaware limited liability company (“HLSS”), as Administrator on behalf of the Issuer, as owner of the economics associated with the servicing under the Designated Servicing Agreements, and, from and after the MSR Transfer Date, as Servicer under the Designated Servicing Agreements, OCWEN LOAN SERVICING, LLC, a Delaware limited liability company (“OLS”), as a Subservicer, and as Servicer prior to the MSR Transfer Date, and BARCLAYS BANK PLC (“Barclays”), a public limited company formed under the laws of England and Wales, as Administrative Agent (as defined below). This Indenture Supplement relates to and is executed pursuant to that certain Indenture (as amended, supplemented, restated or otherwise modified from time to time, the “Base Indenture”) supplemented hereby, dated as of July 1, 2013, among the Issuer, HLSS, as Administrator and as Servicer (on and after the MSR Transfer Date), OLS, as a Subservicer and as Servicer (prior to the MSR Transfer Date), the Administrative Agent and the Indenture Trustee, the Calculation Agent, the Paying Agent and the Securities Intermediary, all the provisions of which are incorporated herein as modified hereby and shall be a part of this Indenture Supplement as if set forth herein in full (the Base Indenture as so supplemented by this Indenture Supplement being referred to as the “Indenture”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings given them in the Base Indenture.

PRELIMINARY STATEMENT

The Issuer has duly authorized the issuance of a Series of Notes, the Series 2013-VF1 Notes (the “Series 2013-VF1 Notes”). The parties are entering this Indenture Supplement to document the terms of the issuance of the Series 2013-VF1 Notes. The Series 2013-VF1 Notes are issued in four (4) Classes of Variable Funding Notes (Class A-VF1, Class B-VF1, Class C-VF1 and Class D-VF1), with the Initial Note Balances, Maximum VFN Principal Balances, Stated Maturity Dates, Revolving Period, Note Interest Rates, Expected Repayment Dates and other terms as specified in this Indenture Supplement, to be known as the Advance Receivables Backed Notes, Series 2013-VF1, secured by the Trust Estate Granted to the Indenture Trustee pursuant to the Base Indenture. The Indenture Trustee shall hold the Trust Estate as collateral security for the benefit of the Noteholders of the Series 2013-VF1 Notes and all other Series of Notes issued under the Indenture as described therein. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Indenture Supplement shall govern to the extent of such conflict.

Section 1.	Creation of Series 2013-VF1 Notes.

There are hereby created, effective as of the Issuance Date, the Series 2013-VF1 Notes, to be issued pursuant to the Base Indenture and this Indenture Supplement, to be known as “HLSS Servicer Advance Receivables Trust II 2013-VF1 Advance Receivables Backed Notes,

Series 2013-VF1 Variable Funding Notes.” The Series 2013-VF1 Notes shall not be subordinated to any other Notes. The Series 2013-VF1 Notes are issued in four (4) Classes of Variable Funding Notes.

Section 2.	Defined Terms.

With respect to the Series 2013-VF1 Notes and in addition to or in replacement for the definitions set forth in Section 1.1 of the Base Indenture, the following definitions shall be assigned to the defined terms set forth below:

“Adjusted Tangible Equity” means, as of any date of determination, the excess of (i) total assets (net of goodwill and intangible assets), but including MSRs, over (ii) total liabilities on such date, calculated in accordance with GAAP; provided, that the Administrative Agent shall have the right to perform valuations of the MSRs on a quarterly basis or more frequently as reasonably requested by the Administrative Agent, using a nationally recognized third party appraiser with expertise evaluating MSRs approved by both the Administrative Agent and HLSS, at HLSS’s expense, and any such valuations shall be the MSR value for purposes of determining “Adjusted Tangible Equity”.

“Adjusted Tangible Equity Requirement” means a requirement that HLSS hold Adjusted Tangible Equity equal to the greater of (1) $25,000,000 and (2) the sum of (a) 0.25% of the aggregate unpaid principal balance of all mortgage loans as to which HLSS holds the rights to service or the rights to the MSRs, together with the obligation to fund related servicer advances, plus (b) 5.00% of the aggregate amount of all servicer advances made by HLSS that remain unreimbursed.

“Administrative Agent” means, for so long as the Series 2013-VF1 Notes have not been paid in full: (i) with respect to the provisions of this Indenture Supplement, Barclays Bank PLC, or an Affiliate or successor thereto; and (ii) with respect to the provisions of the Base Indenture, and notwithstanding the terms and provisions of any other Indenture Supplement, together, Barclays Bank PLC and such other parties as set forth in any other Indenture Supplement, or an Affiliate or any successor thereto. For the avoidance of doubt, reference to “it” or “its” with respect to the Administrative Agent in the Base Indenture shall mean “them” and “their,” and, if applicable, reference to the singular therein in relation to the Administrative Agent shall be construed as if plural, if applicable.

“Advance Rates” has the meaning assigned to such term in the Pricing Side Letter.

“Advance Ratio” means, as of any date of determination with respect to any Designated Servicing Agreement, the ratio (expressed as a percentage), calculated as of the last day of the calendar month immediately preceding the calendar month in which such date occurs, of (i) the related PSA Stressed Non-Recoverable Advance Amount on such date over (ii) the aggregate monthly scheduled principal and interest payments for the calendar month immediately preceding the calendar month in which such date occurs with respect to all non-delinquent Mortgage Loans serviced under such Designated Servicing Agreement.

“Base Indenture” has the meaning assigned to such term in the Preamble.

“Class A-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class A-VF1 Variable Funding Notes, issued hereunder by the Issuer having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class B-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class B-VF1 Variable Funding Notes, issued hereunder by the Issuer having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class C-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class C-VF1 Variable Funding Notes, issued hereunder by the Issuer having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Class D-VF1 Variable Funding Notes” means, the Variable Funding Notes, Class D-VF1 Variable Funding Notes, issued hereunder by the Issuer having an aggregate VFN Principal Balance of no greater than the applicable Maximum VFN Principal Balance.

“Coefficient” has the meaning assigned to such term in the Pricing Side Letter.

“Commercial Paper Notes” means the promissory notes issued or to be issued by a Conduit Holder in the United States commercial paper market.

“Conduit Holder” means Sheffield Receivables Corporation or any other asset-backed commercial paper conduit administered by the Administrative Agent.

“Constant” has the meaning assigned to such term in the Pricing Side Letter.

“Corporate Trust Office” means the office of the Indenture Trustee at which at any particular time its corporate trust business will be administered, which office at the date hereof is located at 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration – OC13S6.

“CP Rate” means (i) with respect to any Conduit Holder for any Interest Accrual Period (or any portion thereof), the per annum rate equivalent to the weighted average cost (as determined by the Administrative Agent, and which shall include commissions of placement agents and dealers not to exceed 0.05% of the face amount of the applicable Commercial Paper Notes, incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Holder, other borrowings by such Conduit Holder (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part to the funding of other assets of such Conduit Holder; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate for such Interest Accrual Period (or such portion thereof), any Conduit Holder (or the Administrative Agent on its behalf) shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum, and (ii) with respect to any other Noteholder for any Interest Accrual Period (or portion thereof), the per annum rate notified by or on behalf of such Noteholder to the Administrative Agent as such Conduit Holder’s CP Rate for such Interest Accrual Period (or portion thereof).

“DBRS” means DBRS, Inc.

“Default Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Eurodollar Disruption Event” means any of the following: (i) a good faith determination by any Noteholder of the Series 2013-VF1 Notes that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) for such Noteholder to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes during any Interest Accrual Period, (ii) a good faith determination by any Noteholder of the Series 2013-VF1 Notes that the interest rates offered on deposits of United States dollars to such Noteholder in the London interbank market does not accurately reflect the cost to such Noteholder of purchasing, funding or maintaining any portion of the Note Balances of the Notes during any Interest Accrual Period, or (iii) the inability of any Noteholder of the Series 2013-VF1 Notes to obtain United States dollars in the London interbank market to fund or maintain any portion of the Note Balances of such Notes for such Interest Accrual Period.

“Expected Repayment Date” has the meaning assigned to such term in the Pricing Side Letter.

“Expense Rate” means, as of any date of determination, with respect to the Series 2013-VF1 Notes, the percentage equivalent of a fraction, (i) the numerator of which equals the sum of (A) the product of the Series Allocation Percentage for such Series multiplied by the sum of (1) the aggregate amount of Fees due and payable by the Issuer on the next succeeding Payment Date plus (2) any expenses payable or reimbursable by the Issuer on the next succeeding Payment Date, up to the applicable Expense Limit, if any, prior to any payments to the Noteholders of the Series 2013-VF1 Notes, pursuant to the terms and provisions of this Indenture Supplement, the Base Indenture or any other Transaction Document that have been invoiced to the Indenture Trustee and the Administrator, plus (B) the aggregate amount of related Series Fees payable by the Issuer on the next succeeding Payment Date and (ii) the denominator of which equals the sum of the outstanding Note Balances of all Series 2013-VF1 Notes at the close of business on such date.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“General Reserve Required Amount” has the meaning assigned to such term in the Pricing Side Letter.

“Increased Costs Limit” means for each Noteholder of a Series 2013-VF1 Note, such Noteholder’s pro rata percentage (based on the Note Balance of such Noteholder’s Series 2013-VF1 Notes) of 0.10% of the average aggregate Note Balance for all Classes of Series 2013-VF1 Notes Outstanding for any twelve-month period.

“Index” means, for any Class of the Series 2013-VF1 Notes, One-Month LIBOR, the Conduit Cost of Funds Rate or the Base Rate, as specified for such Class in the definition of “Note Interest Rate.”

“Initial Note Balance” means, for any Note or for any Class of Notes, the Note Balance of such Note upon issuance, or, on the Closing Date in the case of the Series 2013-VF1 Notes, as set forth in the Pricing Side Letter.

“Interest Accrual Period” means, for the Series 2013-VF1 Notes and any Payment Date, the period beginning on the immediately preceding Payment Date (or, in the case of the first Payment Date with respect to any Class, the Issuance Date) and ending on the day immediately preceding the current Payment Date. The Interest Payment Amount for the Series 2013-VF1 Notes on any Payment Date shall be determined based on the actual number of days in the Interest Accrual Period.

“Interest Day Count Convention” means the actual number of days in the related Interest Accrual Period divided by 360.

“Interim Payment Date” means (i) the 7th, 17th, 18th, 20th, 21st, 22nd, 23rd, 24th and 29th day of each month, or if any such date is not a Business Day, the next succeeding Business Day, and (ii) with respect to any VFNs, any other five days in a calendar month of which the Issuer shall provide notice to all VFN Noteholders; provided that the Issuer shall provide notice to each VFN Noteholder two (2) Business Days prior to any payment of $50,000,000 or more. If an Interim Payment Date falls on the same date as a Payment Date, the Interim Payment Date shall be disregarded.

“Issuance Date” means July 1, 2013.

“LIBOR” has the meaning assigned such term in Section 7 of this Indenture Supplement.

“LIBOR Determination Date” means for each Interest Accrual Period, the second London Banking Day prior to the commencement of such Interest Accrual Period.

“Liquidity Requirement” means the requirement that an entity have funds available to fund servicer advances, as of the close of business on the last Business Day of each calendar month, beginning July, 2013, in an amount at least equal to the lesser of (1) $100,000,000 and (2) the greater of (a) the sum of (i) 0.001% of the aggregate unpaid principal balance of all mortgage loans sub-serviced by such entity (i.e., without an obligation to fund servicer advances) plus (ii) 0.01% of the aggregate unpaid principal balance of all mortgage loans serviced by such entity (i.e., with the obligation to fund servicer advances) or as to which such entity holds rights to the servicing plus the obligation to fund servicer advances, plus (iii) 3.25% of the aggregate amount of all servicer advances made by such entity that remain unreimbursed, and (b) $25,000,000; provided, that at least the greater of (1) $15,000,000 and (2) 50% of such funds available, must consist of unrestricted cash on deposit in accounts held in the sole name of, and solely controlled by, such entity, free and clear of all Adverse Claims (including liens), and the remainder as undrawn and available borrowing capacity under committed servicer advance facilities and committed unsecured revolving loans made to such entity as borrower, as determined on such date of measurement, which undrawn and available borrowing capacity need not be presently collateralized.

“London Banking Day” means any day on which commercial banks and foreign exchange markets settle payment in both London and New York City.

“Low Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance of at least $1,000,000 and less than $10,000,000, or (ii) that contains at least fifteen (15) and fewer than fifty (50) Mortgage Loans, as of the end of the most recently concluded calendar month, to the extent that such Receivable Balances, when added to the aggregate Receivable Balances of all Receivables outstanding with respect to Low Threshold Servicing Agreements, cause the total Receivable Balances attributable to Low Threshold Servicing Agreements to exceed 10.00% of the total Receivable Balances of all Receivables included in the Facility.

“Margin” has the meaning assigned to such term in the Pricing Side Letter.

“Market Value Ratio” means, as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the lesser of (A) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such date and (B) the aggregate of all Facility Eligible Receivables under such Designated Servicing Agreement on such date over (ii) the aggregate Net Property Value of the Mortgaged Properties and REO Properties for Mortgage Loans that are serviced under such Designated Servicing Agreement on such date.

“Maximum VFN Principal Balance” has the meaning assigned to such term in the Pricing Side Letter.

“Middle Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance greater than or equal to $10,000,000 but less than $25,000,000, or (ii) contain at least fifty (50) but less than one hundred and twenty five (125) Mortgage Loans, as of the end of the most recently concluded calendar month, to the extent the Receivable Balance of such Receivable, when added to the aggregate Receivable Balances of all Receivables outstanding with respect to Middle Threshold Servicing Agreements, cause the total Receivable Balances attributable to Middle Threshold Servicing Agreements to exceed 15.00% of the aggregate of the Receivable Balances of all Receivables included in the Facility.

“Monthly Reimbursement Rate” means, as of any date of determination, the arithmetic average of the fractions (expressed as percentages), determined for each of the three (3) most recently concluded calendar months, obtained by dividing (i) the aggregate Advance Reimbursement Amounts collected by the Servicer and deposited into the Trust Accounts during such month by (ii) the aggregate Receivable Balances funded by the Servicer using its own funds or facility funds as of the close of business on the last day of the Monthly Advance Collection Period.

“Moody’s” means Moody’s Investors Service, Inc.

“MSRs” means mortgage servicing rights and/or rights to mortgage servicing rights.

“Net Proceeds Coverage Percentage” means, for any Payment Date, the percentage equivalent of a fraction, (i) the numerator of which equals the amount of Collections on Receivables deposited into the Collection and Funding Account during the related Monthly Advance Collection Period, and (ii) the denominator of which equals the aggregate average outstanding Note Balances of all Outstanding Notes during such Monthly Advance Collection Period.

“Net Property Value” means, with respect to any Mortgaged Property, (A) with respect to a Current Mortgage Loan, the market value of such Mortgaged Property as established by OLS’s independent property valuation methodology (as established by the lesser of any appraisal, broker’s price opinion or OLS’s automated valuation model with respect to such Mortgaged Property) or (B) with respect to a Delinquent Mortgage Loan, the product of (a) the market value of such Mortgaged Property as established by OLS’s independent property valuation methodology (as established by the lesser of any appraisal, broker’s price opinion or OLS’s automated valuation model with respect to such Mortgaged Property), multiplied by (b) OLS’s established market and property discount value rate, minus (c) OLS’s brokerage fee and closing costs with respect to such Mortgaged Property, plus (d) any projected mortgage insurance claim proceeds; provided, however, that with respect to any Non-Backstopped Receivable, the related Net Property Value for (i) any Mortgaged Property related to a Delinquent Mortgage Loan that is more than 120 days delinquent or in foreclosure, or (ii) any REO Property (except for any Mortgage Loans in bankruptcy and performing under the approved bankruptcy plan) must be supported by a current BPO from a BPO provider identified on Schedule 1 attached hereto, as such list may be amended from time to time with the prior written approval of the Administrative Agent; provided, further, however, that for the first ninety (90) days following the Closing Date, the BPO may be measured against the most recent property valuation obtained by OLS or the previous servicer unless an updated valuation has been obtained.

“Note Interest Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of July 1, 2013, by and among the Issuer, the Administrative Agent, Barclays, as a Note Purchaser, as a Note Purchaser, HLSS and OLS.

“Note Rating Agency” means any rating agency providing a rating for the Series 2013-VF1 Notes.

“One-Month LIBOR” shall have the meaning assigned such term in Section 7 of this Indenture Supplement.

“Pricing Side Letter” means that certain Pricing Side Letter, dated as of the date hereof, by and among the Issuer, HLSS, OLS, the Administrative Agent and the Indenture Trustee.

“Prime Rate” means the rate announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.

“Program Support Agreement” means any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of such Conduit Holder, the issuance of one or more surety bonds for which a Conduit Holder is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such Conduit Holder to any Program Support Provider of the aggregate outstanding Note Balance (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to such Conduit Holder in connection with such Conduit Holder’s commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, a Conduit Holder or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with such Conduit Holder’s commercial paper program.

“PSA Stressed Non-Recoverable Advance Amount” means as of any date of determination, the sum of:

(i) for all Mortgage Loans that are current as of such date, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(ii) for all Mortgage Loans that are delinquent as of such date, but not related to property in foreclosure or REO Property, the greater of (A) zero and (B) the excess of (i) Total Advances related to such Mortgage Loans on such date over (ii) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iii) for all Mortgage Loans that are related to properties in foreclosure, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related Mortgaged Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero; and

(iv) for all Mortgage Loans that are related to REO Property, the greater of (A) zero and (B) the excess of (1) Total Advances related to such Mortgage Loans on such date over (2) (x) in the case of Mortgage Loans secured by a first lien, the product of 50% and the sum of all of the Net Property Values for the related REO Property or (y) in the case of Mortgage Loans secured by a second or more junior lien, zero.

“Redemption Percentage” means, for the Series 2013-VF1 Notes, 10%.

“Reference Banks” has the meaning assigned to such term in Section 7 of the Indenture Supplement.

“Reserve Interest Rate” has the meaning assigned to such term in Section 7 of the Indenture Supplement.

“Senior Margin” has the meaning assigned to such term in the Pricing Side Letter.

“Senior Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Small Balance Threshold Servicing Agreement” means a Designated Servicing Agreement (i) for which the underlying Mortgage Loans have an unpaid principal balance of less than $1,000,000 or (ii) that contains at least one (1) but fewer than fifteen (15) Mortgage Loans, as of the end of the most recently concluded calendar month, to the extent that such Receivables Balance, when added to the aggregate Receivables Balance of all Receivables outstanding with respect to Small Balance Threshold Servicing Agreements, cause the total Receivables balance attributable to Small Balance Threshold Servicing agreements to exceed 5.00% of the total Receivables Balances of all Receivables included in the Facility.

“Stressed Time Percentage” has the meaning given to such term in the Pricing Side Letter.

“Stated Maturity Date” means, for each Class of the Series 2013-VF1 Notes, thirty (30) years following the end of the related Revolving Period.

“Target Amortization Amounts” means, for each Class of the Series 2013-VF1 Notes, 100% of the Note Balance of such Class at the close of business on the last day of its Revolving Period, payable on the First Payment Date after the beginning of the Target Amortization Period.

“Target Amortization Event” for the Series 2013-VF1 Notes, means the earlier of (a) the related Expected Repayment Date and (b) the occurrence of any of the following conditions or events, which is not waived by 100% of the Noteholders of the Series 2013-VF1 Notes:

(i) on any Payment Date, the arithmetic average of the Net Proceeds Coverage Percentage determined for such Payment Date and the two preceding Payment Dates is less than five times the percentage equivalent of a fraction (A) the numerator of which equals the sum of the accrued Interest Payment Amounts for each Class of all Outstanding Notes on such date and (B) the denominator of which equals the aggregate average Note Balances of each Class of Outstanding Notes during the related Monthly Advance Collection Period;

(ii) the occurrence of one or more Servicer Termination Events or Subservicer Termination Events under Designated Servicing Agreements representing 15% or more (by Mortgage Loan balance as of the date of termination) of all the Designated Servicing Agreements then included in the Facility, but not including any Servicer Termination Events or Subservicer Termination Events that are solely due to the breach of one or more Collateral Performance Tests or a Servicer Ratings Downgrade or the transfer of servicing or subservicing of any such Designated Servicing Agreement without the prior written consent of the Administrative Agent;

(iii) the Monthly Reimbursement Rate is less than 8.00%;

(iv) as of the close of business on the last Business Day of any calendar month, beginning in July, 2013, the Servicer or HLSS (or the Subservicer on and after the MSR Transfer Date) shall have failed to satisfy the Liquidity Requirement;

(v) as of the close of business on the last Business Day of any calendar month, beginning in July, 2013, the Servicer or HLSS (or the Subservicer on and after the MSR Transfer Date) shall have failed to satisfy the Adjusted Tangible Equity Requirement;

(vi) as of any Payment Date, the average net income of Home Loan Servicing Solutions, Ltd., determined in accordance with GAAP, for any two consecutive fiscal quarters shall be less than $1.00; or

(vii) OFC shall fail to comply with the financial covenants set forth in Section 6.07 of the Senior Secured Term Loan Facility Agreement; provided, that, in the event that the Senior Secured Term Loan Facility Agreement is terminated, the Administrator shall continue to comply with the financial covenants set forth in Section 6.07 of the Senior Secured Term Loan Facility Agreement prior to such termination, and any failure to comply with such financial covenants will result in a Target Amortization Event hereunder.

“Threshold Percent” means 50%; provided, that such percent shall be reduced by increments of 5% in each month beginning with the third month after the Closing Date until such Threshold Percent reaches 25%.

“Transaction Documents” means, in addition to the documents set forth in the definition thereof in the Base Indenture, this Indenture Supplement, the Pricing Side Letter and the Note Purchase Agreement, each as amended, supplemented, restated or otherwise modified from time to time.

“Trigger Advance Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Undrawn Fee Rate” has the meaning assigned to such term in the Pricing Side Letter.

“UPB Ratio” means, as of any date of determination with respect to a Designated Servicing Agreement, the ratio (expressed as a percentage) of (i) the lesser of (A) the Funded Advance Receivable Balance for such Designated Servicing Agreement on such day, and (B) the aggregate of the Receivable Balances of Facility Eligible Receivables under such Designated Servicing Agreement on such date over (ii) the aggregate of the unpaid principal balances of the Mortgage Loans serviced under such Designated Servicing Agreement on such date.

“Weighted Average Foreclosure Timeline” means, as of any Determination Date occurring during or after the seventh (7th) calendar month following the Closing Date, calculated as of the end of the preceding calendar month, the six-month rolling average of the number of months (calculated consistently with then current Fannie Mae state foreclosure timeline guidance) elapsed from the initiation of foreclosure through the foreclosure sale of each Mortgage Loan serviced under the Designated Servicing Agreements (with each Mortgage Loan weighted equally).

Section 3.	Forms of Series 2013-VF1 Notes.

The form of the Rule 144A Definitive Note and of the Regulation S Definitive Notes that may be used to evidence the Series 2013-VF1 Variable Funding Notes in the circumstances described in Section 5.4(c) of the Base Indenture are attached to the Base Indenture as Exhibits A-2 and A-4, respectively.

Section 4.	Collateral Value Exclusions.

For purposes of calculating “Collateral Value” in respect of the Series 2013-VF1 Notes, the Collateral Value shall be zero for any Receivable that:

(i) is attributable to any Designated Servicing Agreement to the extent that the related Receivable Balance, when added to the aggregate Receivable Balance already outstanding with respect to such Designated Servicing Agreement, would cause the related Advance Ratio to be equal to or greater than 100%;

(ii) is attributable to any Designated Servicing Agreement to the extent that such Receivable Balance, when added to the aggregate Receivable Balances already outstanding with respect to such Designated Servicing Agreement, would cause the related UPB Ratio to exceed 20%;

(iii) is attributable to any Designated Servicing Agreement to the extent that the related Receivable Balance, when added to the aggregate Receivable Balance already outstanding with respect to such Designated Servicing Agreement, would cause the related Market Value Ratio to exceed 20%;

(iv) is attributable to a Designated Servicing Agreement that is a Small Balance Threshold Servicing Agreement;

(v) is attributable to a Designated Servicing Agreement that is a Low Threshold Servicing Agreement;

(vi) is attributable to a Designated Servicing Agreement that is a Middle Threshold Servicing Agreement;

(vii) is attributable to a Designated Servicing Agreement, to the extent that the Receivable Balance of such Receivable, when added to the aggregate Receivable Balance outstanding with respect to that same Designated Servicing Agreement, would cause the total Receivable Balance attributable to such Designated Servicing Agreement to exceed 15% of the aggregate of the Receivable Balance of all Receivables included in the Trust Estate; and

(viii) is a Non-Backstopped Receivable attributable to a Mortgage Loan, to the extent that the Receivable Balance of such Non-Backstopped Receivable, when added to the aggregate Receivable Balance outstanding with respect to that same Mortgage Loan, would cause the ratio of (a) the total Receivable Balance attributable to such Mortgage Loan to (b) the Net Property Value for the Mortgaged Property to exceed the then current Threshold Percent.

Section 5.	General Reserve Account.

In accordance with the terms and provisions of this Section 5 and Section 4.6 of the Base Indenture, the Indenture Trustee shall establish and maintain a General Reserve Account with respect to the Class A-VF1 Variable Funding Notes, the Class B-VF1 Variable Funding Notes, the Class C-VF1 Variable Funding Notes and the Class D-VF1 Variable Funding Notes which shall be an Eligible Account, for the benefit of the Class A-VF1 Variable Funding Noteholders, the Class B-VF1 Variable Funding Noteholders, the Class C-VF1 Variable Funding Noteholders and the Class D-VF1 Variable Funding Noteholders.

Section 6.	Payments; Note Balance Increases; Early Maturity.

The Paying Agent shall make payments of interest on the Series 2013-VF1 Notes on each Payment Date in accordance with Section 4.5 of the Base Indenture and any payments of interest, Cumulative Interest Shortfall Amounts, or Fees or Increased Costs allocated to the Series 2013-VF1 Notes shall be paid first to the Class A-VF1 Variable Funding Notes, pro rata based on amounts payable, thereafter to the Class B-VF1 Variable Funding Notes, pro rata based on amounts payable, thereafter to the Class C-VF1 Variable Funding Notes, pro rata based on amounts payable, and thereafter to the Class D-VF1 Variable Funding Notes, pro rata based on amounts payable. The Paying Agent shall make payments of principal on the Series 2013-VF1 Notes on each Interim Payment Date and each Payment Date in accordance with Sections 4.4 and 4.5, respectively, of the Base Indenture (at the option of the Issuer in the case of requests during the Revolving Period for the Series 2013-VF1 Notes). The Note Balance of each Class of the Series 2013-VF1 Notes may be increased from time to time on certain Funding Dates in accordance with the terms and provisions of Section 4.3 of the Base Indenture, but not in excess of the related Maximum VFN Principal Balance.

Notwithstanding anything to the contrary contained herein or in the Base Indenture, the Issuer may, upon at least five Business Days’ prior written notice to the Administrative Agent, redeem in whole or in part, and/or terminate and cause retirement of all but not part of (other than a pro rata portion of each Class of the Series 2013-VF1 Notes based on Note Balance) of the Series 2013-VF1 Notes at any time using proceeds of issuance of new Notes.

The Series 2013-VF1 Notes are also subject to optional redemption in accordance with the terms of Section 13.1 of the Base Indenture; provided that any such optional redemption made with respect to the Series 2013-VF1 Notes shall be made with respect to each Class of the Series 2013-VF1 Notes, pro rata based on Note Balance.

Any payments of principal allocated to the Series 2013-VF1 Notes during a Full Amortization Period shall be applied in the following order of priority, first, to the Class A-VF1

Variable Funding Notes, pro rata based on Note Balances, until their Note Balance has been reduced to zero, second, to the Class B-VF1 Variable Funding Notes, pro rata based on Note Balances, until their Note Balance has been reduced to zero, third, to the Class C-VF1 Variable Funding Notes, pro rata based on Note Balances, until their Note Balance has been reduced to zero, and fourth, to the Class D-VF1 Variable Funding Notes, pro rata based on Note Balances, until their Note Balance has been reduced to zero.

The Administrative Agent confirms that that the Series 2013-VF1 Notes issued on the Closing Date pursuant to this Indenture Supplement shall be issued in the name of “Barclays Bank PLC, as Administrative Agent,” and the Administrative Agent hereby directs the Indenture Trustee to issue the Series 2013-VF1 Notes in the name of “Barclays Bank PLC, as Administrative Agent.”

Section 7.	Determination of Note Interest Rate and LIBOR.

(a) At least one Business Day prior to each Determination Date, the Administrator shall calculate the Note Interest Rate for the related Interest Accrual Period and the Interest Payment Amount for the Series 2013-VF1 Notes for the upcoming Payment Date, and include a report of such amount in the related Payment Date Report.

(b) On each LIBOR Determination Date, the Administrative Agent will determine the arithmetic mean of the London Interbank Offered Rate (“LIBOR”) quotations for one-month Eurodollar deposits (“One-Month LIBOR”) for the succeeding Interest Accrual Period for the Series 2013-VF1 Notes on the basis of the Reference Banks’ offered LIBOR quotations provided to the Calculation Agent as of 11:00 a.m. (London time) on such LIBOR Determination Date. As used herein with respect to a LIBOR Determination Date, “Reference Banks” means leading banks engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) whose quotations appear on the Bloomberg Screen US0001M Index Page for the LIBOR Determination Date in question and (iii) which have been designated as such by the Calculation Agent (after consultation with the Administrative Agent) and are able and willing to provide such quotations to the Calculation Agent for each LIBOR Determination Date; and “Bloomberg Screen US0001M Index Page” means the display designated as page US0001M Index Page on the Bloomberg Financial Markets Commodities News (or such other pages as may replace such page on that service for the purpose of displaying LIBOR quotations of major banks). If any Reference Bank should be removed from the Bloomberg Screen US0001M Index Page or in any other way fails to meet the qualifications of a Reference Bank, the Administrative Agent may, in its sole discretion, designate an alternative Reference Bank.

If, for any LIBOR Determination Date, two or more of the Reference Banks provide offered One-Month LIBOR quotations on the Bloomberg Screen US0001M Index Page, One-Month LIBOR for the next succeeding Interest Accrual Period for the Series 2013-VF1 Notes will be the arithmetic mean of such offered quotations (rounding such arithmetic mean if necessary to the nearest five decimal places).

If, for any LIBOR Determination Date, only one or none of the Reference Banks provides such offered One-Month LIBOR quotations for the next applicable Interest Accrual Period, One-Month

LIBOR for the next Interest Accrual Period for the Series 2013-VF1 Notes will be the higher of (x) One-Month LIBOR as determined for the previous LIBOR Determination Date and (y) the Reserve Interest Rate. The “Reserve Interest Rate” on any date of determination will be the rate per annum that the Administrative Agent determines to be either (A) the arithmetic mean (rounding such arithmetic mean if necessary to the nearest five decimal places) of the one-month Eurodollar lending rate that New York City banks selected by the Administrative Agent are quoting, on the relevant LIBOR Determination Date, to the principal London offices of at least two leading banks in the London Interbank market or (B) in the event that the Administrative Agent is unable to determine such arithmetic mean, the lowest one-month Eurodollar lending rate that the New York City banks so selected by the Administrative Agent are quoting on such LIBOR Determination Date to leading European banks.

If, on any LIBOR Determination Date, the Administrative Agent is required but is unable to determine the Reserve Interest Rate in the manner provided in the preceding paragraph, One-Month LIBOR for the next applicable Interest Accrual Period will be One-Month LIBOR as determined for the previous LIBOR Determination Date.

Notwithstanding the foregoing, One-Month LIBOR for an Interest Accrual Period shall not be based on One-Month LIBOR for the previous Interest Accrual Period on the Series 2013-VF1 Notes for two consecutive LIBOR Determination Dates. If, under the priorities described above, One-Month LIBOR for an Interest Accrual Period on the Series 2013-VF1 Notes would be based on One-Month LIBOR for the previous LIBOR Determination Date for the second consecutive LIBOR Determination Date, the Administrative Agent shall select an alternative index (over which the Administrative Agent has no control) used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent third party, and this alternative index shall constitute One-Month LIBOR for all purposes under this Indenture Supplement in that event.

(c) The establishment of One-Month LIBOR by the Administrative Agent and the Administrative Agent’s subsequent calculation of the Note Interest Rate on the Series 2013-VF1 Notes for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding.

Section 8.	Increased Costs.

If any requirement of any law, rule, regulation or order applicable to a Noteholder of a Series 2013-VF1 Note (a “Requirement of Law”) or any change in the interpretation or application thereof or compliance by such Noteholder with any request or directive (whether or not having the force of law) from any central bank or other governmental authority made subsequent to the date hereof:

(1) shall subject such Noteholder to any tax of any kind whatsoever with respect to its Series 2013-VF1 Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Noteholder as a result of any present or former connection between such Noteholder and the United States, other than any such connection arising solely from such Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture or any U.S. federal withholding taxes imposed under Code sections 1471 through 1474 as of the date of this Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereunder and any agreements entered into under 1471(b) of the Code or any U.S. federal withholding taxes imposed as a result of a failure by such Noteholder to timely furnish the Indenture Trustee on behalf of the Issuer any applicable IRS Form W-9, W-8BEN, W-8ECI or W-8IMY (with any applicable attachments)) or change the basis of taxation of payments to such Noteholder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

(2) shall impose on such Noteholder any other condition;

and the result of any of the foregoing is to increase the cost to such Noteholder, by an amount which such Noteholder deems to be material, of continuing to hold its Series 2013-VF1 Note or to reduce any amount due or owing hereunder in respect thereof, or (in the case of any change in a Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Noteholder or any Person controlling such Noteholder with any request or directive regarding capital adequacy (whether or not having the force of law) from any governmental or quasi-governmental authority made subsequent to the date hereof) shall have the effect of reducing the rate of return on such Noteholder’s or such controlling Person’s capital as a consequence of its obligations as a Noteholder of a Variable Funding Note to a level below that which such Noteholder or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Noteholder’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Noteholder to be material, then, in any such case, such Noteholder shall invoice the Administrator for such additional amount or amounts as calculated by such Noteholder in good faith as will compensate such Noteholder for such increased cost or reduced amount, and such invoiced amount shall be payable to such Noteholder on the Payment Date following the next Determination Date following such invoice, in accordance with Section 4.5(a)(1)(ii) or Section 4.5(a)(2)(ii) of the Base Indenture, as applicable; provided, however, that any amount of Increased Costs in excess of the Increased Costs Limit shall be payable to such Noteholder in accordance with Section 4.5(a)(1)(viii) or Section 4.5(a)(2)(vi) of the Base Indenture, as applicable.

Increased Costs payable under this Section 8 shall be payable on a Payment Date only to the extent invoiced to the Indenture Trustee prior to the related Determination Date.

Section 9.	Series Reports.

(a) Series Calculation Agent Report. The Calculation Agent shall deliver a report of the following items together with each Calculation Agent Report pursuant to Section 3.1 of the Base Indenture to the extent received from the Servicer, with respect to the Series 2013-VF1 Notes:

(i) the unpaid principal balance of the Mortgage Loans subject to any Small Balance Threshold Servicing Agreement, Low Threshold Servicing Agreement and Middle Threshold Servicing Agreement;

(ii) the Advance Ratio for each Designated Servicing Agreement, and whether the Advance Ratio for such Designated Servicing Agreement exceeds 100%;

(iii) the Market Value Ratio for each Designated Servicing Agreement, and whether the Market Value Ratio for such Designated Servicing Agreement exceeds 20%;

(iv) the UPB Ratio for each Designated Servicing Agreement, and whether the UPB Ratio for such Designated Servicing Agreement exceeds 20%;

(v) for each Middle Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vi) for each Low Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vii) for each Small Balance Threshold Servicing Agreement, as of the end of the most recently concluded calendar month, the aggregate of the Funded Advance Receivable Balances of all Receivables attributable to such Designated Servicing Agreement as a percentage of the aggregate of the Funded Advance Receivable Balances of all Receivables included in the Trust Estate;

(vii) the Weighted Average Foreclosure Timeline as of the Determination Date for the most recently ended calendar month;

(viii) a list of each Target Amortization Event for the Series 2013-VF1 Notes and presenting a yes or no answer beside each indicating whether each such Target Amortization Event has occurred as of the end of the Monthly Advance Collection Period preceding the upcoming Payment Date or the Advance Collection Period preceding the upcoming Interim Payment Date.

(ix) whether any Receivable, or any portion of the Receivables, attributable to a Designated Servicing Agreement, has zero Collateral Value by virtue of the definition of “Collateral Value” or Section 4 of this Indenture Supplement;

(x) a calculation of the Net Proceeds Coverage Percentage in respect of each of the three preceding Monthly Advance Collection Periods (or each that has occurred since the date of this Indenture Supplement, if less than three), and the arithmetic average of the three;

(xi) the Monthly Reimbursement Rate for the upcoming Payment Date or Interim Payment Date;

(xii) whether any Target Amortization Amount that has become due and payable has been paid;

(xiii) the PSA Stressed Non-Recoverable Advance Amount for the upcoming Payment Date or Interim Payment Date; and

(xiv) the Trigger Advance Rate for each Class.

(b) Series Payment Date Report. In conjunction with each Payment Date Report, the Indenture Trustee shall also report the Stressed Time Percentage.

(c) Limitation on Indenture Trustee Duties. The Indenture Trustee shall have no independent duty to verify: (i) the Adjusted Tangible Equity, the occurrence of any of the events described in clause (ii), (v), (vi) and (vii) of the definition of “Target Amortization Event,” or (ii) compliance with clause (vi) of the definition of “Facility Eligible Servicing Agreement.”

Section 10.	Conditions Precedent Satisfied.

The Issuer hereby represents and warrants to the Noteholders of the Series 2013-VF1 Notes and the Indenture Trustee that, as of the related Issuance Date, each of the conditions precedent set forth in the Base Indenture, including but not limited to those conditions precedent set forth in Section 6.10(a) thereof, have been satisfied.

Section 11.	Representations and Warranties.

The Issuer, the Administrator, the Servicer and the Indenture Trustee hereby restate as of the related Issuance Date, or as of such other date as is specifically referenced in the body of such representation and warranty, all of the representations and warranties set forth in Sections 9.1, 10.1 and 11.14, respectively, of the Base Indenture.

Section 12.	Amendments.

(a) Notwithstanding any provisions to the contrary in Article XII of the Base Indenture, and in addition to and otherwise subject to the provisions set forth in Sections 12.1 and 12.3 of the Base Indenture, without the consent of the Noteholders of any Notes or any other Person but with the consent of the Issuer (evidenced by its execution of such amendment), the Indenture Trustee, the Administrator, the Servicer, the Subservicer (whose consent shall be required only to the extent that such amendment would materially affect the Subservicer) and the Administrative Agent, at any time and from time to time, upon delivery of an Issuer Tax Opinion and upon delivery by the Issuer to the Indenture Trustee of an Officer’s Certificate to the effect that the Issuer reasonably believes that such amendment will not have an Adverse Effect, may amend this Indenture Supplement for any of the following purposes: (i) to correct any mistake or typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision herein or any other Transaction Document; (ii) to take any action necessary to maintain any rating currently assigned by the applicable Note Rating Agency to such Class of Notes and/or to avoid such Class of Notes being placed on negative watch by such Note Rating Agency; or (iii) to amend any other provision of this Indenture Supplement.

(b) Notwithstanding any provisions to the contrary in Section 6.10 or Article XII of the Base Indenture, no supplement, amendment or indenture supplement entered into with the respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Base Indenture may, without the consent of 66 2/3% of the Series 2013-VF1 Notes, supplement, amend or revise any term or provision of this Indenture Supplement.

Section 13.	Counterparts.

This Indenture Supplement may be executed in any number of counterparts, by manual or facsimile signature, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 14.	Entire Agreement.

This Indenture Supplement, together with the Base Indenture incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and fully supersedes any prior or contemporaneous agreements relating to such subject matter.

Section 15.	Limited Recourse.

Notwithstanding any other terms of this Indenture Supplement, the Series 2013-VF1 Notes, any other Transaction Documents or otherwise, the obligations of the Issuer under the Series 2013-VF1 Notes, this Indenture Supplement and each other Transaction Document to which it is a party are limited recourse obligations of the Issuer, payable solely from the Trust Estate, and following realization of the Trust Estate and application of the proceeds thereof in accordance with the terms of this Indenture Supplement, none of the Noteholders of Series 2013-VF1 Notes, the Indenture Trustee or any of the other parties to the Transaction Documents shall be entitled to take any further steps to recover any sums due but still unpaid hereunder or thereunder, all claims in respect of which shall be extinguished and shall not thereafter revive. No recourse shall be had for the payment of any amount owing in respect of the Series 2013-VF1 Notes or this Indenture Supplement or for any action or inaction of the Issuer against any officer, director, employee, shareholder, stockholder or incorporator of the Issuer or any of their successors or assigns for any amounts payable under the Series 2013-VF1 Notes or this Indenture Supplement. It is understood that the foregoing provisions of this Section 15 shall not (a) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate or (b) save as specifically provided therein, constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Series 2013-VF1 Notes or secured by this Indenture Supplement. It is further understood that the foregoing provisions of this Section 15 shall not limit the right of any Person to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy under the Series 2013-VF1 Notes or this Indenture Supplement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

Section 16.	Owner Trustee Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Indenture Supplement is executed and delivered by Wilmington Trust, National Association, not individually or personally, but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust, National Association but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust, National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Indenture Supplement or the other Transaction Documents.

IN WITNESS WHEREOF, HLSS Servicer Advance Receivables Trust II, as Issuer, HLSS Holdings, LLC, as Administrator on behalf of the Issuer and as Servicer (on and after the MSR Transfer Date), Ocwen Loan Servicing, LLC, as a Subservicer and as Servicer (prior to the MSR Transfer Date), Deutsche Bank National Trust Company, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary, and Barclays Bank PLC, as Administrative Agent, have caused this Indenture Supplement relating to the Series 2013-VF1 Notes to be duly executed by their respective officers thereunto duly authorized and their respective signatures duly attested all as of the day and year first above written.

BARCLAYS BANK PLC,
as Administrative Agent

By:	/s/ Joseph O’Doherty

Name:	Joseph O’Doherty

Title:	Managing Director

[SIGNATURES CONTINUE]

[Signature Page to Indenture Supplement – HSART II Series 2013-VF1 Notes]

HLSS HOLDINGS, LLC,
as Administrator and as Servicer (on and after the MSR Transfer Date)

By:	/s/ James E. Lauter

Name:	James E. Lauter

Title:	SVP & Chief Financial Officer

OCWEN LOAN SERVICING, LLC, as Subservicer and as Servicer (prior to the MSR Transfer Date)

By:	/s/ Nikhil Malik

Name:	Nikhil Malik

Title:	Treasurer

[SIGNATURES CONTINUE]

[Signature Page to Indenture Supplement – HSART II Series 2013-VF1 Notes]

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and not in its individual capacity

By:	/s/ Ronaldo Reyes

Name:	Ronaldo Reyes

Title:	Vice President

By:	/s/ Amy McNulty

Name:	Amy McNulty

Title:	Associate

[SIGNATURES CONTINUE]

[Signature Page to Indenture Supplement – HSART II Series 2013-VF1 Notes]

HLSS SERVICER ADVANCE RECEIVABLES TRUST II, as Issuer

By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee

By:	/s/ Yvette L. Howell

Name:	Yvette L. Howell

Title:	Assistant Vice President

[SIGNATURES END]

[Signature Page to Indenture Supplement – HSART II Series 2013-VF1 Notes]

SCHEDULE 1

BPO PROVIDERS

[To be provided]

Schedule 1-1